Exhibit (a)(1)(F)
Information sessions invitation email
May 19, 2009
Subject: information sessions re: exchange offer
We will be hosting information sessions about the exchange offer on Thursday, May 21st and Tuesday, May 26th.
Please RSVP via email and indicate which session you wish to access or attend in person.
Dates, Times, Location:
1.	Thursday, May 21st @ 08:30 MDT/15:30 GMT/16:30 CET — webinar or 2nd floor board room (Denver)

2.	Thursday, May 21st @ 13:30 MDT/20:30 GMT/21:30 CET — webinar or 2nd floor board room (Denver)

3.	Tuesday, May 26th @ 08:30 MDT/15:30 GMT/16:30 CET — webinar only
Below are the instructions for joining the online meeting.
To join the online meeting
1. Go to
2. Enter your name and email address.
3. Enter the meeting password: (This meeting does not require a password.)
4. Click “Join”.
5. Follow the instructions that appear on your screen.
To join the teleconference only
Conference toll-free phone number:
Conference toll/international phone number:
Attendee access code:
For assistance
1. Go to
2. Click “Assistance”.
3. Click “Support”.
Thank you.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE AWARDS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFERING DOCUMENT DATED MAY 19, 2009 OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.